EXHIBIT 10.2

Agreement and General Release

BioSpecifics Technologies Corp. (the “Company”) and Pat Caldwell, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this agreement as “you” or “your”), hereby enter into this Separation Agreement and General Release (the “Agreement”) to settle all issues arising out of, or related to, your provision of services to the Company and termination thereof. You and the Company agree that:

1.           Last Day of Services.  Your engagement with the Company will terminate on March 31, 2020 (such date is your “Last Day of Services”).  You are being provided with this Agreement prior to the Last Day of Services, but in order for it to be valid and enforceable you may not sign it until after the Last Day of Services.  You will continue to receive your fees at your current regular rate through the Last Day of Services or while you remain engaged to provide services to the Company.  We expect that you will assist the Company with the transition of your services for the period of time through your Last Day of Services.  You acknowledge and understand that nothing in this Agreement alters the termination provisions set forth in Section 5.1 of the Consulting Agreement dated effective April 1, 2019 between you and the Company (the “Consulting Agreement”).  During your remaining engagement with the Company, you are required to continue to abide by all Company policies and rules.  Any material violation of such policies and rules prior to the Last Day of Services may result in immediate termination of your contract, and in such event, you will not be eligible to sign this Agreement and receive the severance benefits provided in Paragraph 2.

2.           Severance Payment.  Provided you timely execute and do not revoke this Agreement (as provided below), which includes a general release and waiver of claims and other promises herein, and otherwise comply with its terms, the Company will provide you with the following severance benefits:

a.
Severance Payment.  No later than thirty (30) days after the Effective Date of this Agreement (as defined below), the Company will pay you a lump sum severance payment of Three Hundred Sixty Thousand and 00/100 Dollars ($360,000), representing twelve (12) months of your fees as of the Last Day of Services.

b.
Treatment of Equity.  Upon your termination of service with the Company, 100% of your unvested and outstanding restricted stock units granted pursuant to the Company’s 2019 Omnibus Incentive Compensation Plan (the “Equity Plan”) shall immediately vest (the “Accelerated RSUs”).  Pursuant to the terms of your Consulting Agreement, the remaining 500 restricted stock units that are scheduled to be granted to you on April 1, 2020, shall be granted immediately prior to your termination of service with the Company and shall be 100% vested upon such termination of service (the “Accelerated RSU Grant”).  Except as provided herein, the Accelerated RSUs and the Accelerated RSU Grant shall otherwise remain subject to the applicable terms and conditions of the Equity Plan and the applicable restricted stock unit award agreement.

3.           Taxes.  You acknowledge and warrant that you are, and shall be, responsible for all federal, state, and local tax liabilities that may result from the payments described in Section 2 above and you hereby warrant that the Company shall bear no responsibility for any such tax liabilities.  You further agree and acknowledge that you shall indemnify, defend, and hold harmless the Company for any possible federal, state, or local tax liabilities that may result from such payments and that you shall reimburse any taxes, interest and/or penalties assessed against the Company for any such tax liabilities caused by such payments.

4.            Release.

a.
In consideration of the severance benefits set forth in Paragraph 2, to the fullest extent permitted by law you waive, release and forever discharge the Company, Advance Biofactures Corp., and each of their respective past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, including without limitation such claims arising out of or relating in any way to the Consulting Agreement, your provision of services to the Company or the termination thereof (the “Released Claims”).

Without limiting the generality of the foregoing, and notwithstanding that, as an independent contractor to, and not an employee of, the Company you are unable to assert claims under statutes that provide rights to employees, out of an abundance of caution this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, California’s Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Business and Professions Code; California Equal Pay Law; California Family Rights Act; California Pregnancy Disability Leave Law; California WARN law; any applicable California Industrial Welfare Commission Wage Order; wrongful termination in violation of public policy (Tameny claims); and the California Constitution.

California Civil Code Section 1542.  You acknowledge that you have been advised to consult with legal counsel and you are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

b.
You also agree that you waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law.  You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  You are not waiving any right to challenge the validity of this Paragraph 4(b) on any grounds that may exist in law and equity.  However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 4(b), in any appropriate forum.

c.
You hereby represent and warrant that you are not aware of any claims you have or might have against the Company and/or the Company Releasees that are not included in the Released Claims.  Moreover, you acknowledge that you have not made any claims or allegations, the factual foundation for which involves discrimination, retaliation, sexual harassment or sexual assault or abuse.

d.
Notwithstanding the generality of the foregoing, and notwithstanding your agreement and acknowledgment that, as an independent contractor to, and not an employee of, the Company you are unable to assert claims under statutes that provide rights to employees, out of an abundance of caution nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your engagement that is payable under applicable medical plans or an employer-insured liability plan; and further, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; or (vii) any claim that is not otherwise waivable under applicable law.

5.           No Additional Entitlements.  You agree and represent that you have received all entitlements due from the Company relating to your engagement with the Company, including but not limited to, all fees earned, and that no other entitlements are due to you other than as set forth in this Agreement.

6.          Return of Property.  Upon termination of your engagement, you agree to promptly return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored.  To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.

7.            Nondisclosure.

a.
You recognize that during your affiliation with the Company, the Company provided you with, and you had access to, information of substantial value to the Company, which is not otherwise generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to Proprietary Information (defined below).  You acknowledge that the Company expended substantial time and money to create, acquire, gather and maintain the confidentiality of its Proprietary Information, and that it would take significant time and money to acquire and duplicate this Proprietary Information.  You represent that at all times during your engagement with the Company you held, and you covenant and agree that at all times after your engagement with the Company you will hold, in strictest confidence and you have not and you will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as permitted in Paragraph 9 of this Agreement, unless an officer or other authorized representative of the Company expressly authorizes such in writing.  You will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to your work for the Company or incorporates any Proprietary Information.  Notwithstanding the foregoing, disclosure of any Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that you shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.  You hereby assign to the Company any rights you may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

b.
The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company, Advance Biofactures Corp. or any of their subsidiaries or controlled affiliates.  By way of illustration but not limitation, “Proprietary Information” includes:  (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, methods (including, without limitation, methods of use or delivery), know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (c) information regarding the skills and compensation of the employees and/or consultants of the Company or any of its subsidiaries or controlled affiliates.  For purposes of this Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of:  (i) this Agreement; (ii) any other agreement or instrument to which the Company or any of its subsidiaries or controlled affiliates is a party or a beneficiary; or (iii) any duty owed to the Company or any of its subsidiaries or controlled affiliates by you or by any third party; provided, however, that if you shall seek to disclose, use, lecture upon, or publish any Proprietary Information, you shall bear the burden of proving that any such information shall have become publicly available without any such breach.

c.
You understand that during your engagement with the Company, the Company received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  You represent that at all times during your engagement with the Company you held, and you covenant and agree that at all times after your engagement with the Company you will hold, Third Party Information in the strictest confidence and that you have not, and will not, disclose to anyone (other than personnel of the Company or any of its subsidiaries or controlled affiliates who need to know such information in connection with their work for the Company or any of its subsidiaries or controlled affiliates) or use, Third Party Information unless expressly authorized by an officer or other authorized representative of the Company in writing.  You hereby assign to the Company any rights you may have in any Third Party Proprietary Information.

8.           Confidentiality of the Agreement.  Except as permitted in Paragraph 9 of this Agreement or if otherwise required by law, you agree that you shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than your attorney, immediate family members, accountant, or financial advisor.  Should you disclose any of the terms of this Agreement to your attorneys, immediate family members, accountants, or financial advisors, you agree to use your best efforts to ensure that those individuals abide by the confidentiality terms of this section. In the event that an action is brought pursuant to this section, all of the remaining provisions of this Agreement shall remain in full force and effect.

9.            Permitted Conduct.

a.
Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, you agree that if such an administrative claim or charge is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies in connection with such claim or charge, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement.  In addition, nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration,  the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.  This agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.  You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your engagement with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

b.
Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct

10.         Non-Disparagement: Except as permitted in Paragraph 9 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or any of the Company Releasees and you shall not make any statement or take any action that would cause or contribute to their being held in disrepute.

11.         Non-Admission.  It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied

12.         Notice to Company.  Subject to Paragraph 9 above, upon service on you, or anyone acting on your behalf, of any order or other legal process requiring you to divulge information prohibited from disclosure under this Agreement, you shall immediately notify the Company in writing (attention: Chief Executive Officer), of such service and of the content of any testimony or information to be provided pursuant to such order or process and will cooperate with the Company if the Company shall contest or seek to quash such order or other legal process.

13.         Cooperation.  You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that in its sole discretion the Company determines relate to or arise out of matters about which you have knowledge or with which you were involved during your engagement with the Company.  In the event that such cooperation is required, you will be reimbursed for any reasonable lost income and reasonable travel expenses incurred in connection therewith.

14.          Review of Separation Agreement: You acknowledge that:

a.
you have been provided at least forty-five (45) calendar days to review and consider this Agreement (and its Exhibits) and, if you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the forty-five (45) day consideration period has expired, but under no circumstances should you sign this Agreement prior to your Last Day of Services;

b.	you agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not re-start the forty-five (45) day consideration period provided for above;

c.
you may revoke this Agreement within seven (7) calendar days of signing this document by giving written notice to the undersigned.  Any revocation must be submitted in writing, and state: “I hereby revoke my acceptance of our agreement” or words to that effect.  The revocation must be personally delivered to, or mailed to the undersigned and postmarked within seven (7) calendar days after you sign this Agreement;

d.	the Company advises you to consult with an attorney of your choice prior to signing this Agreement;

e.	you fully understand the significance of all of the terms and conditions of this Agreement (and its Exhibits);

f.
in accordance with the OWBPA, you have received (as Exhibit A hereto) a listing of the ages and titles of the employees in your decisional unit who were selected for termination and eligible to receive severance payments and benefits in exchange for signing an Agreement and General Release, and employees who were not selected for termination and not eligible to receive severance payments and benefits in exchange for signing an Agreement and General Release; and

g.	you are signing this Agreement voluntarily and of your own free will and agree to all of the terms and conditions contained in it.

15.         Complete Agreement.  This Agreement sets forth the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements, whether written or oral, relating to such subject matter, between you and the Company, except for any award documents, and the Insider Trading Plan, which are incorporated herein by reference and remain in full force and effect, except as otherwise specifically provided herein.  You acknowledge that neither the Company nor the Company Releasees or their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.          Governing Law.  This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

17.         Severability.  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of claims set forth above shall otherwise remain effective to release any and all other Released Claims.

18.         Modification; Counterparts; Facsimile/PDF Signatures.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

19.         Breach.  You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 4, 6, 7, 8, 10, 12 or 13 you will forfeit the severance benefits set forth in Paragraph 2 and be subject to suit by the Company for damages and equitable relief relating to such breach.  You further acknowledge that any breach by you of Paragraphs 7, 8 or 10 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

20.          Waiver.  A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

21.         Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and its corresponding regulations with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.  Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the taxable year of a payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of this Agreement, directly or indirectly, result in you designating the taxable year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment could be made in more than one taxable year, payment shall be made in the later taxable year, to the extent required by Section 409A.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits contemplated under this Agreement are exempt from Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the requirements of Section 409A.

22.          Effective Date: This Agreement is effective on the eighth (8th) day after you sign and do not revoke this Agreement (the “Effective Date”).

23.          Expiration of Offer: The offer set forth in this Agreement expires at 11:59 p.m. New York local time on the later of (i) the forty-fifth (45th) day after delivery of this Agreement to you; or (ii) the seventh (7th) day after your Last Day of Services.  If you fail to execute and return this Agreement to the Company within the time specified in this paragraph, or if you timely execute this Agreement and then timely revoke it, the promises and agreements made by the Company herein will be revoked.

If the above accurately states our agreement, including the waiver and release, kindly sign below and return the original Agreement to me on or after, but not before, your Last Day of Services.  Thank you for your efforts on behalf of the Company and I wish you the best in your future endeavors.  If you should have any questions, please call me.

BIOSPECIFICS TECHNOLOGIES CORP.

/s/ Patrick Caldwell	/s/ J. Kevin Buchi
Employee Signature	J. Kevin Buchi
Chief Executive Officer
Patrick Caldwell
Print Name

4/3/2020	3/23/2020
Date	Date